UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

FENNEC PHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE: This notice, management proxy circular and the schedules attached thereto with respect to the upcoming annual meeting of security holders (the “Proxy Solicitation Materials”) are being furnished to the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of Form 10-K under “Supplemental Information Furnished with Reports Filed Pursuant to Section 15(d) of the Act by Registrants Which Have Not Registered Securities Pursuant to Section 12 of the Act” and shall not be deemed to be “filed” with the Commission or otherwise subject to the liabilities of Section 18 of the Act, nor be deemed incorporated by reference to any filing of the registrant with the Commission unless otherwise expressly provided herein. These Proxy Solicitation Materials are being submitted to the SEC in electronic (rather than paper) format on Form DEF 14A pursuant to Release Nos. 33-7427; 34-38798 (dated July 1, 1997) and Rule 101(a)(iii) of Regulation S-T.

FENNEC PHARMACEUTICALS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2015

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the holders of common shares (“Common Shares”) in the capital of Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, NC, 27709 (“Fennec” or the “Corporation”) will be held at Quintiles Plaza, 4820 Emperor Boulevard, Durham, North Carolina, USA at 10:00 am EST on May 28, 2015 for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2014, together with the report of the auditors thereon;

2.	to elect the five directors named in the Management Proxy Circular;

3.	to appoint auditors and to authorize the directors of the Corporation to fix the auditors’ remuneration;

4.	to vote on an advisory (non-binding) vote on executive compensation;

5.	to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

A copy of the Management Proxy Circular and a form of proxy accompanies this notice, as well as a copy of the Corporation’s annual report which contains the consolidated financial statements of the Corporation for the year ended December 31, 2014, together with the report of the auditors thereon and management’s discussion and analysis of financial condition and results of operations relating thereto.

The board of directors of Fennec has fixed 5:00 p.m. ET on April 23, 2015 (the “Record Date”), as the record date for determining the holders of record of Common Shares who are entitled to receive notice of the Meeting and to attend and vote at the Meeting and any adjournment or postponement thereof.

Shareholders who are unable to attend the Meeting in person are requested to date and sign the enclosed form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, Floor, Toronto, Ontario, M5J 2Y1, no later than 10:00 am EST on May 26, 2015, or if the Meeting is adjourned or postponed, no later than 48 hours, excluding any day which is not a business day in Toronto preceding the reconvened Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the Chair of the Meeting at and immediately prior to the commencement of the Meeting or any adjournments or postponement thereof. In order to be represented by proxy, you must complete and submit the enclosed form of proxy or other appropriate form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 28, 2015:

This Notice, Management Proxy Circular and the Corporation’s Annual Report on Form 10-K are available to you on the Internet at www.sec.gov and www.sedar.com. We encourage you to access and review all of the important information contained in these materials before voting.

DATED at Research Triangle Park, North Carolina this 23rd day of April, 2015.

By Order of the Board of Directors of Fennec Pharmaceuticals Inc.

Rostislav Raykov

Chief Executive Officer and Chairman of the Board

FENNEC PHARMACEUTICALS INC.

MANAGEMENT PROXY CIRCULAR

Unless otherwise stated, information contained in this management proxy circular (the “Circular”) is given as of April 23, 2015. Except as otherwise indicated, all amounts are expressed in United States dollars.

Solicitation and Appointment of Proxies

This Circular is furnished in connection with the solicitation of proxies by management of Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, NC, 27709 (“Fennec” or the “Corporation”) for use at the annual meeting (the “Meeting”) of the shareholders of Fennec to be held at 10:00 am EST on May 28, 2015 at Quintiles Plaza, 4820 Emperor Boulevard, Durham, North Carolina, USA and at any adjournment thereof, for the purposes set forth in the accompanying notice of annual general meeting (the “Notice of Meeting”). This Circular was first mailed to shareholders on or about May 1, 2015.

The persons named in the form of proxy accompanying this Circular are officers and/or directors of Fennec. A holder of Common Shares (a “Shareholder”) has the right to appoint a person, other than the persons named in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such Shareholder at the Meeting, and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy, or by executing a proxy in a form similar to the form of proxy accompanying this Circular. If a Shareholder appoints one of the persons named in the form of proxy accompanying this Circular as the nominee of the Shareholder and does not direct such nominee to vote either for or against or withhold from voting on a matter or matters with respect to which an opportunity to specify how the Common Shares registered in the name of such Shareholder are to be voted, the proxy shall be voted FOR the matter or matters set forth on such proxy and in the discretion of the person appointed on all other matters (if any) upon which the Shareholder is entitled to cast a vote. A proxy nominee need not be a Shareholder. If the Shareholder is a corporation, the proxy must be executed by an officer or properly appointed attorney.

In order for a proxy to be effective at the Meeting, it must be addressed to the Chief Executive Officer of Fennec and be mailed to or deposited by hand with Computershare Investor Services Inc., 100 University Avenue, 11th Floor, Toronto, ON, M5J 2Y1, not later than 10:00 am EST on May 26, 2015 or, if the Meeting is adjourned or postponed, not later than 48 hours (excluding any day which is not a business day in Toronto) before the time of the reconvened Meeting. Proxies may also be deposited with the scrutineers of the Meeting, to the attention of the Chair of the Meeting, at or immediately prior to the commencement of the Meeting, or any adjournment or postponement thereof. An undated but executed proxy will be deemed to be dated the date of this Circular.

The solicitation of proxies for the Meeting will be primarily by mail, but proxies may also be solicited personally or by telephone by employees or agents of Fennec. Employees of Fennec will not receive any extra compensation for such activities. Fennec will pay brokers or other persons holding Common Shares in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of Common Shares and requesting authority to execute proxies in respect of such Common Shares. The solicitation of proxies by this Circular is being made by or on behalf of the management of Fennec and its board of directors (the “Board”) and the total cost of this solicitation will be borne by Fennec.

Voting of Proxies

Only registered shareholders or duly appointed proxy holders are permitted to vote at the Meeting. The Common Shares represented by a proxy at the Meeting will be voted for or withheld from voting in each of the election of directors, appointment of auditors and authorizing the Board to fix the auditors remuneration and advisory vote on executive compensation (together, the “Ordinary Matters”) in accordance with the instructions of the Shareholder. If no choice is specified in the proxy or the instructions are not certain, the persons named in the form of proxy accompanying this Circular will vote FOR all of the matters proposed by management at the Meeting and described in the Notice of Meeting and in the discretion of the person appointed on all other matters (if any) upon which the Shareholder appointing the proxy is entitled to cast a vote.

The form of proxy accompanying this Circular, when properly completed and executed, confers discretionary authority upon the persons named therein with respect to any amendment or variation to the matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. Management of Fennec and the Board knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting. However, if any other matters that are not now known to management of Fennec or the Board should properly come before the Meeting, the Common Shares represented by proxies given in favour of the persons named in the form of proxy accompanying this Circular will be voted on such matters in accordance with the discretion of such person.

Revocation of Proxies

A Shareholder may revoke a previously given proxy by:

(i)	completing and signing a proxy bearing a later date and depositing it with Computershare Investor Services Inc. as described above;

(ii)	depositing an instrument in writing signed by the Shareholder or an attorney authorized by a document signed in writing or by electronic signature (if the Shareholder is a corporation, under its corporate seal by an officer or attorney thereof properly authorized, indicating the capacity under which such officer or attorney is signing), or by transmitting, by telephonic or electronic means, a revocation signed by electronic signature, or by any other manner permitted by law, which must be received either (A) with Computershare Investor Services Inc., 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, not later than 10:00 am EST on May 26, 2015, or (B) with the scrutineers of the Meeting to the attention of the Chair of the Meeting on the day of the Meeting, or any adjournment thereof, prior to the taking of the vote to which such proxy relates; or

(iii)	in any other manner permitted by law.

Advice to Beneficial Holders of Common Shares

This section applies to beneficial holders of Common Shares who are not registered holders. The information set forth in this section is of significant importance to many holders of Common Shares, as a substantial number of Shareholders do not hold Common Shares in their own name.

The Notice of Meeting, the proxy and this Circular are being sent to both registered and non-registered owners of Common Shares. Only registered holders of Common Shares, or the persons that they appoint as proxies, are permitted to attend and vote at the Meeting. In many cases, Common Shares are beneficially owned by a shareholder and are registered in the name of an intermediary such as a bank, broker or other nominee.

The Corporation has distributed copies of the Notice of Meeting, the proxy and this Circular (collectively, the “Meeting Materials”) to all of the intermediaries for delivery to beneficial holders. Intermediaries are required to forward the Meeting Materials to beneficial holders unless a beneficial holder has waived the right to receive them. This permits beneficial holders to direct the voting of the Common Shares that they beneficially own. If a beneficial holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the beneficial holder), the beneficial holder should strike out the names of the persons named in the proxy and insert the beneficial holder’s (or such other person’s) name in the blank space provided. In any case, beneficial holders should carefully follow the instructions of the intermediaries, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Record Date and Entitlement to Vote

The Record Date for the purpose of determining Shareholders entitled to receive the Circular and to vote at the Meeting has been fixed as 5:00 p.m. ET on April 23, 2015 (the “Record Date”). Each Shareholder at the close of business (5:00 p.m. ET) on the Record Date is entitled to attend the Meeting in person or by proxy and to cast one (1) vote for each Common Share held by such Shareholder on the Record Date.

Quorum

According to the Corporation’s articles, the quorum for the transaction of business at any meeting of Shareholders shall be two or more persons present in person or represented by proxy.

Voting Securities and Principal Holders of Voting Securities

As at April 23, 2015, there were 10,619,535 Common Shares issued and outstanding. Each Common Share carries the right to one vote at the Meeting.

Beneficial ownership of the Common Stock in the following table is determined in accordance with the rules and regulations of the U.S. Securities Exchange Commission (the “SEC”). Under these rules, a person is deemed to beneficially own a share of Common Stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option, warrant or other right or the conversion or any other security. Shares issuable under stock options and warrants are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person.

As at April 23, 2015, the directors and Named Executive Officers (defined below under “Executive Compensation–Summary Compensation Table”) of Fennec and, to the knowledge of the directors and Named Executive Officers of Fennec, after reasonable enquiry, their respective associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 40,740 Common Shares (approximately 0.38% of all outstanding Common Shares on such date) and options and warrants to purchase 1,030,818 Common Shares (approximately 8.85% of the aggregate of all outstanding Common Shares and all Common Shares subject to outstanding options and warrants to purchase Common Shares on such date).

The following table sets forth the number of shares of Common Stock beneficially owned as of April 23, 2015 by: (1) each director and Named Executive Officer; (2) all directors and Named Executive Officers as a group; and (3) each person known by us to own 5 percent or more of the outstanding shares of our common stock. The percentage of beneficial ownership for the following table is based upon 10,619,535 shares of Common Stock outstanding as of April 23, 2015. Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person. The address for each listed shareholder who is a director or a Named Executive Officer is c/o Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709.

Name	Common Stock	Common Stock Options Exercisable Within 60 Days	Common Stock Purchase Warrants Exercisable Within 60 Days	Total Stock and Stock Based Holdings(1)	% Ownership(1)

Adrian J. Haigh	-	143,333	-	143,333	1.33%

Dr. Khalid Islam	-	143,333	-	143,333	1.33%

Krysia Lynes	-	44,519	-	44,519	* %

Chris A. Rallis	-	87,152	-	87,152	* %

Rostislav Raykov	40,740	516,010	22,222	578,972	5.19%

Steven D. Skolsky	-	74,249	-	74,249	* %

All officers and directors as a group (6 persons)	40,740	1,008,596	22,222	1,071,558	9.20%

Southpoint Capital Advisors LP (2)	3,703,703	-	293,511	3,997,214	36.63%

683 Capital Management LLC(3)	712,133	-	187,430	899,563	8.32%

Robert Butts	768,592	-	768,592	1,537,184	13.50%

Manchester Management Company LLC (4)	905,608	-	905,608	1,811,216	15.72%

* Percentage of shares beneficially owned does not exceed one percent.

(1)

For purposes of this table “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or group has the right to acquire within 60 days after April 23, 2015. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after April 23, 2015 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of April 23, 2015, there were 10,619,535 Common Shares issued and outstanding.

(2)	Southpoint Capital Advisors, LP, 623 Fifth Avenue, Suite 2503, New York, New York 10022. John S. Clark, II holds dispositive power over the shares owned by Southpoint Capital Advisors, LP.
(3)	683 Capital Management, LLC, 595 Madison Avenue, 17th Floor, New York, New York 10025. Ari Zweiman holds dispositive power over the shares owned by 683 Capital Management LLC.

(4)	Manchester Management Company, LLC, 131 Charles Street, 1st Floor, Boston Massachusetts 02114. Includes 3,856,000 shares owned by Manchester Explorer, L.P. and 1,577,650 shares owned by JEB Partners, L.P. Manchester Management holds dispositive power over the shares held by Manchester Explorer, L.P. and JEB Partners, L.P. Jeb Besser and Morgan Frank hold shared dispositive power over the shares held by Manchester Management Company, LLC. Additionally, Jeb Besser owns 578,000 shares for which he has sole dispositive power and Morgan Frank owns 500,000 shares for which he has sole dispositive power.

Approval Requirements and Eligible Voting Shares

Each of the Ordinary Matters must be approved by a simple majority of the votes cast by Shareholders, present in person or by proxy at the Meeting. For these purposes, any spoiled votes, illegible votes, defective votes, abstentions, and broker non-votes will not be considered votes cast.

Other Business

Other than the Ordinary Matters discussed elsewhere in this Circular, management of Fennec does not intend to present and does not have any reason to believe that others will present, at the Meeting, any item of business other than those set forth in this Circular. If, however, any other business is properly presented at the Meeting and may properly be considered and acted upon, proxies will be voted by those named in the applicable form of proxy in their sole discretion, including with respect to any amendments or variations to the matters identified herein.

ORDINARY MATTERS

Presentation of Financial Statements

The audited financial statements of the Corporation for the fiscal year ended December 31, 2014, together with the report of the auditors thereon, will be placed before the Meeting. Shareholders who wish to be added to the mailing list for the annual financial statements and Management’s Discussion and Analysis should complete the appropriate sections of the proxy or contact the undersigned at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709 Attention: Chief Executive Officer.

Election of Directors

The number of directors of Fennec to be elected at the Meeting is five (5). The following are the names of the persons for whom it is intended that votes will be cast for their election as directors of the Corporation pursuant to the proxy which is hereby solicited, unless the Shareholder directs therein that such Shareholder’s Common Shares be withheld from voting in the election of directors:

Dr. Khalid Islam

Mr. Adrian Haigh

Mr. Chris A. Rallis

Mr. Rostislav Raykov

Mr. Steven D. Skolsky

The term of office for each such person will be until Fennec’s next annual meeting of Shareholders or until such person’s successor is elected or duly appointed. In the event that prior to the Meeting any vacancies occur in the slate of nominees submitted above, it is intended that discretionary authority shall be exercised to vote the proxy hereby solicited (unless otherwise directed as aforesaid) for the election of any other person or persons as directors. Fennec management is not now aware that any of such nominees would be unwilling to serve as a director if elected.

The Board unanimously recommends that Shareholders vote FOR the election of the above-named director nominees. The persons named in the enclosed form of proxy will vote FOR the election of the director nominees to hold office until the close of the next annual meeting of Shareholders, unless a Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in respect thereof.

Fennec has adopted a majority voting policy in director elections that will apply at any meeting of Shareholders where an uncontested election of directors is held. Pursuant to this policy, if the number of proxy votes withheld for a particular director nominee is greater than the votes for such director, the director nominee will be required to submit his or her resignation as a director to the Chair of the Board promptly following the applicable Shareholders’ meeting. Following receipt of resignation, the Governance Committee will consider whether or not to accept the offer of resignation and make a recommendation to the Board. Within 90 days following the applicable Shareholders’ meeting, the Board shall publicly disclose their decision whether to accept the applicable director’s resignation or not, including the reasons for rejecting the resignation, if applicable. A director who tenders his or her resignation pursuant to this policy will not be permitted to participate in any meeting of the Board or the Governance Committee at which the resignation is considered. A copy of the majority voting policy may be found on the Fennec website at www.fennecpharma.com.

The following table sets forth the name of each of our executive officers and directors, such person’s principal occupation or employment, all other positions with Fennec and any significant affiliate thereof now held by such person, if any, the year in which such person became a director of Fennec and such person’s age.

The Corporation has an Audit Committee, a Compensation Committee, and a Governance Committee. The current members of such committees are noted below.

Name and Province/State and Country of Residence, Position	Current Principal Occupation and Principal Occupation For Previous Five Years	Director Since	Age

Krysia Lynes North Carolina, USA Interim Chief Financial Officer	Co-Founder and Partner, GL Financial Consultants, LLC; previously General Manager Pneu-Hyd Industries; previously Controller Moncure Plywood	N/A	45

Chris A. Rallis (1)(2) North Carolina, USA Director	Executive in-residence at Pappas Ventures; previously, CEO of ImmunoBiosciences	August 2011	61

Rostislav Raykov New Jersey, USA Chairman of Board, Chief Executive Officer, Director	CEO of Fennec Pharmaceuticals Inc.; Co-Founder and Manager, DCML LLC; previously Portfolio Manager Alchem Partners; previously Portfolio Manager John Levin & Associates	July 2009	39

Steven D. Skolsky (1)(2)(3) North Carolina, USA Director	Senior Vice President, Global Head-Clinical Site Management at Quintiles; previously CEO of Sequoia Pharmaceuticals; previously CEO of Trimeris, Inc.	August 2011	59

Adrian Haigh (1)(3) Baar, Switzerland Director	Senior Vice President and General Manager at PTC Therapeutics; previously Commercial Operations and COO at Gentium GmbH; previously Regional VP, Commercial Operations at Biogen Idec	April 2014	56

Dr. Khalid Islam (2)(3) Menzingen, Switzerland Director	Chairman and CEO at Gentium S.p.A.; previously President and CEO at Arpida AG; Advisor to Kurma Biofund and Co-founder of Sirius Healthcare PartnersGmbH (Zurich)	April 2014	59

(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

(3)  Member of the Governance Committee

Krysia Lynes

Ms. Lynes came to Fennec as an independent contractor in January 2010 in the capacity of Accounting Manager. She was appointed to interim Chief Financial Officer in 2013. Ms. Lynes is a partner of GL Financial Consultants, a management consulting firm. She has over 15 years of experience in accounting and cost management. Ms. Lynes received a MBA from McMaster University and a BASc in Chemical Engineering from the University of Toronto. She holds a Master Certificate in Six Sigma Black Belt and Lean Six Sigma from Villanova University and C.P.A. designation from the Chartered Professional Accountants of Canada. As a result of these and her professional experiences, she brings a great knowledge of management, cost control and process improvement to strengthen the Board’s collective qualifications, skills and experience.

Chris A. Rallis

Mr. Chris A. Rallis has served as a director of Fennec since August 2011. Mr. Rallis has been an executive-in-residence at Pappas Ventures, a life science venture capital firm since January 2008. Previously, Mr. Rallis was the President and Chief Executive Officer of ImmunoBiosciences, Inc. (“IBI”), a vaccine technology company formerly located in Raleigh, North Carolina from April 2006 through June 2007. Prior to joining IBI, Mr. Rallis served as an executive in residence (part time) for Pappas Ventures, and as a consultant for Duke University and Panacos Pharmaceuticals, Inc. Mr. Rallis is the former President and Chief Operating Officer and director of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $465 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of ten compounds. Before joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis also serves on the boards of Aeolus Pharmaceuticals, a biopharmaceutical company located in Mission Viejo, California and Tenax Therapeutics, Inc., a biopharmaceutical company located in Morrisville, North Carolina. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University. As a result of these and other professional experiences, Mr. Rallis possesses particular healthcare industry knowledge and experience which strengthens the Board’s collective qualifications, skills, and experience.

Rostislav Raykov

Mr. Raykov has served as a director of Fennec since July 2009 and as Chief Executive Officer since July 2009. Since May 2007, Mr. Raykov has also been a General Partner at DCML, a private investment partnership. Prior to DCML, from January 2006 to December 2007, Mr. Raykov was a portfolio manager for Alchem Investment Partners and John Levin & Co Prior to founding Alchem, Mr. Raykov was a portfolio manager and securities analyst for John A. Levin & Co. Event Driven Fund (2002-2005). Prior to joining John A. Levin & Co., Mr. Raykov was a securities analyst for the Merger Fund at Tiedemann Investment Group (1999-2002) and an investment banking analyst at Bear Stearns (1998-1999). Mr. Raykov earned a B.S. in Business Administration from the University of North Carolina at Chapel Hill. As a result of these and other professional experiences, Mr. Raykov has financial expertise and experience with the Company as it has developed within the drug development industry and, as such, is able to provide the Company with unique insight and guidance.

Steven D. Skolsky

Mr. Steven Skolsky is senior vice president and global head of Site Management at Quintiles.  In this role, Mr. Skolsky leads a group of more than 5,000 employees globally who are at the core of the company’s Clinical Development organization - monitoring clinical conduct at research sites as well as collecting and managing data from patients in clinical trials around the world.  Site Management is responsible for deepening and enhancing Quintiles' relationships with investigators within a site-centric operating model.  This team is also responsible for the clinical execution of projects via the Clinical Monitoring and Clinical Leadership teams.  Site Management will focus on implementing a comprehensive site management strategy to accelerate site start-up, optimize recruitment from Quintiles sites and maintain delivery of projects. Before joining Quintiles, this 30-year veteran of the biopharmaceutical industry held the posts of president and CEO of Sequoia Pharmaceuticals and CEO of Trimeris, Inc.  These positions followed some 20 years at GlaxoSmithKline (GSK) in a range of senior leadership roles, including senior vice president of Global Clinical Development and Product Strategy and managing director of GSK’s operations in Australia and New Zealand.  He is a current Board Director for Basilea Pharmaceutica. Mr. Skolsky earned his Bachelor of Arts degree in Biology from the University of North Carolina at Chapel Hill.  As a result of these and other professional experiences, Mr. Skolsky possesses particular healthcare industry knowledge and experience which strengthens the Board’s collective qualifications, skills, and experience.

Adrian J. Haigh

Mr. Adrian Haigh has been Senior Vice President and General Manager of EMEA Region at PTC Therapeutics, Inc. since September 2014. Previously Mr. Haigh served as Senior Vice President, Commercial Operations and Chief Operating Officer of Gentium GmbH since March 2011. Prior to joining Gentium, Mr. Haigh served as Regional Vice President, Commercial Operations at Biogen Idec where he managed several affiliates and also the global distributor business and prior to that was the General Manager Amgen Nordis and Portugal. He served has as the Executive Vice President of Global Marketing and Corporate Planning a EUSA Pharma  and joined  EUSA from Amgen where he led the international oncology franchise.  Mr. Haigh previously  has held senior commercial and marketing positions at SmithKline Beecham, Schering Plough, Organon and Novo Nordisk.. He has been a Director of Fennec Pharmaceuticals Inc. (formerly, Adherex Technologies Inc.) since April 28, 2014 and a Director at Arch Biopartners Inc. since August 21, 2014. He received a Bachelor of Arts with Honors in Economic History from Huddersfield Polytechnic, West Yorkshire, England and a Diploma in Marketing from the Institute of Marketing. As a result of these and other professional experiences, Mr. Haigh has extensive international oncology development expertise which strengthens the Board’s collective qualifications, skills and experience.

Dr. Khalid Islam

Dr. Khalid Islam has been the Chairman and CEO of Gentium S.p.A. (a Nasdaq-listed company; 2009-2014) where he led the transition from a loss-making to a cash-flow positive and profitable company. Under his leadership the company value increased from 25m USD leading to a successful all cash 1billion USD merger with Jazz pharmaceuticals, plc. From 1999-2008, Dr. Islam was President and CEO of Arpida AG where he transitioned the early-stage start-up to a SWX-listed company and raised 300m USD in the IPO and follow-ons. From 1987-1999, he held various positions in HMR & MMD (now Sanofi-Aventis). From 1977-1987, Dr. Islam worked in academia at Imperial College (Univ. of London) and in Milan University, where he was a contract professor. Dr. Islam is a graduate of Chelsea College and received his Ph.D. from Imperial College, University of London. He holds several patents and has published over 80 articles in leading journals. He is an advisor to the venture group Kurma Biofund (Paris). He is a founder/Co-founder of Sirius Healthcare Partners GmbH , PrevAbr LLC , BioAim LLC , Nuprim, Inc. & Life Sciences Management GmbH. He is currently the Chairman of the Board of Directors of Pcovery Aps, Adenium Aps, and a member of the Board of Directors of Oxthera AB and Molmed SpA.. As a result of these and other professional experiences, Mr. Islam has extensive international expertise transitioning from development to production which strengthens the Board’s collective qualifications, skills and experience.

Appointment of Auditors

Shareholders will be asked to vote for an ordinary resolution to re-appoint Deloitte LLP as auditors of the Corporation until the end of the next annual meeting of the Shareholders and to authorize the directors to fix their remuneration. Deloitte LLP was first appointed the Corporation’s auditors on September 23, 2009. To the Corporation’s knowledge, a representative from Deloitte LLP will not be present at the meeting and, therefore, they will not have the opportunity to make a statement or be available to respond to questions.

The Board unanimously recommends that Shareholders vote FOR the re-appointment of Deloitte LLP as auditors of the Corporation at the Meeting. The persons named in the enclosed form of proxy will vote FOR the re-appointment of Deloitte LLP as auditors of the Corporation until the end of the next annual meeting of the Shareholders and the authorization of the directors to fix their remuneration, unless a Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in respect thereof.

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Corporation’s Shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Circular in accordance with SEC rules.

For information on the Corporation’s executive compensation programs and how they reflect the Compensation Committee’s philosophy and are linked to the Corporation’s performance, see “Compensation Discussion and Analysis”.

We are asking for Shareholder approval of the compensation of our named executive officers as disclosed in this Circular in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis”, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Circular (the “Advisory Vote on Executive Compensation Resolution”).

This vote is advisory and therefore not binding on the Corporation, the Board or the Compensation Committee.

The following is the text of the advisory vote on executive Compensation resolution to be considered at the Meeting (the “Advisory Executive Compensation Resolution”):

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this Circular pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, the compensation tables and narrative discussion be, and hereby is, APPROVED.

The Board unanimously recommends that Shareholders vote FOR the Advisory Executive Compensation Resolution. The persons named in the enclosed form of proxy will vote FOR the Advisory Executive Compensation Resolution, unless a Shareholder has specified in the proxy that his or her Common Shares are to be withheld from voting in respect thereof.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion relates to the Named Executive Officers listed in the Summary Compensation Table below.

Mandate of the Compensation Committee

It is the task of the Compensation Committee to periodically review Fennec’s compensation structure with respect to its Named Executive Officers, including its Chief Executive Officer, to ensure that Fennec continues to attract and retain qualified and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in Fennec’s best interests. The Compensation Committee determines the compensation of the Named Executive Officers, evaluates and approves the compensation plans, policies and programs of the Corporation and recommends to the Board from time to time other incentive compensation plans that it determines should be considered.

In reviewing executive compensation, the Compensation Committee relies on the advice of the Chief Executive Officer regarding other executive officers and allows him to participate in the Committee’s deliberations on those executive officers. The Chief Executive Officer, however, is not allowed to participate in the Committee’s deliberations on his compensation. The Compensation Committee may not delegate any of its responsibilities to another entity or to an individual without the approval of the Board.

General Compensation Philosophy

The key components of executive officer compensation are salaries, cash incentive awards and stock options. Fennec’s policy with respect to the compensation of Named Executive Officers is to establish annual goals with respect to corporate development and the individual areas of responsibility of each Named Executive Officers and then to review total compensation with respect to the achievement of these goals.

Salary and Non-Equity Incentive Awards

It is Fennec’s policy that the base salaries paid to its Named Executive Officers reflect, in addition to the criteria set out above, the individual’s responsibility, experience and achievements. Each year the Compensation Committee sets a series of objectives for each executive and for the executive team as a whole to determine the opportunity for cash incentive awards. These objectives are prioritized and assigned potential values in light of overall company objectives, including with respect to scientific, clinical, regulatory, intellectual property, business and corporate development, and financial objectives. The Compensation Committee reviews both base salaries and cash incentive awards on at least an annual basis to ensure that the relevant criteria are satisfied.

Stock Options

The annual compensation considerations also include the awarding of stock options. The granting of options to the Named Executive Officers under the Stock Option Plan serves three primary purposes: (1) to recognize significant performance during the past year; (2) to provide long-term incentives for future efforts, since the value of the options is directly dependent on the market valuation of the Corporation; and (3) to retain individuals, as the options typically vest over time. When determining whether and how many new option grants will be made, the Compensation Committee takes into account the amount and terms of any outstanding options. The Compensation Committee generally considers the granting of options twice annually to all eligible employees, including executive officers. The Committee, in its discretion, may grant options at other times during a fiscal year to a Named Executive Officer for performance or other reasons. Fennec does not require its Named Executive Officers to own a specific amount of Common Shares.

Analysis of Named Executive Officer Compensation

The Compensation Committee is charged with annually reviewing and approving corporate goals and objectives relevant to each of the Named Executive Officer’s compensation, evaluating each officer’s performance in light of those goals and objectives, and fixing and determining each Named Executive Officer’s level of salary and award of cash incentive payments and options based on this evaluation. In determining the long-term incentive component of each Named Executive Officer’s compensation, the Compensation Committee considers the Corporation’s performance and relative shareholder return, the value of similar incentive awards to other similarly situated executive officers at companies in the comparator group, the awards given to the Named Executive Officer in past years, and such other factors as the Compensation Committee considers relevant. Specifically, the Compensation Committee’s review and evaluation includes measurement of the following areas:

•	the achievement of corporate objectives, such as financings, partnerships and other business development, and consideration of those achievements in light of budgetary constraints and other challenges facing the Corporation;

•	the Corporation’s financial condition;

•	the Corporation’s share price and market capitalization; and

•	the advancement of our product candidates, both preclinical and clinical.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Circular with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Circular.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Steven Skolsky, Chair
Chris Rallis
Khalid Islam

Compensation Committee Interlocks and Insider Participation

Steven Skolsky, Chris Rallis and Khalid Islam are the current members of the Compensation Committee. None of these individuals was at any time during 2014 or at any other time an officer or employee of ours. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

The Board has determined that each member of the Compensation Committee is “independent” under applicable securities laws.

Summary Compensation Table

The following table sets out certain information respecting the compensation paid for the fiscal years ended December 31, 2014 and December 31, 2013 to our Chief Executive Officer and to our Interim Chief Financial Officer, who was the only other executive officer whose compensation exceeded $100,000 for the fiscal year ended December 31, 2014 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Rostislav Raykov, Chief	2014	178,462	40,000	199,750	-	-	418,212
Executive Officer	2013	140,000	-	11,656	-	-	151,656

Krysia Lynes, Interim Chief	2014	139,673	5,000	15,900	-	-	160,573
Financial Officer (3)	2013	26,453	-	11,656	-	-	38,109

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Dollar value amounts are based on individual grants to each of, Mr. Raykov of 16,666, 83,333 and 25,000 options on August 23, 2013, January 24, 2014 and December 31, 2014, at an exercise price of $0.72, $1.59 and $2.69 per common share, respectively, which will expire on August 23, 2020, January 24, 2021 and December 31, 2021, respectively; and Ms. Lynes of 16,666 and 10,000 options on August 23, 2013 and January 24, 2014, at an exercise price of $0.72 and $1.59 per common share, respectively, which will expire on August 23, 2020 and January 24, 2021, respectively. All options vested in full on the date of grant.

(2)	The term “incentive plan” means any plan providing compensation intended to serve as incentive for performance to occur over a specified period, whether such performance is measured by reference to financial performance of the Company, the Company's stock price, or any other performance measure. An “equity incentive plan” is an incentive plan or portion of an incentive plan under which awards are granted that fall within the scope of ASC 718. A “non-equity incentive plan” is an incentive plan or portion of an incentive plan that is not an equity incentive plan.
(3)	Ms. Lynes was appointed acting Interim Chief Financial Officer of the Company on August 22, 2013.

Rostislav Raykov

Mr. Raykov has been employed by Fennec since July 2009. Pursuant to an employment agreement dated May 3, 2010 between Mr. Raykov and Fennec, Mr. Raykov is employed as Fennec’s Chief Executive Officer and: (a) received an initial annual salary in the amount of $140,000, subject to annual adjustment by our Board of Directors, (b) upon approval by shareholders of our amended stock option plan was granted options to purchase up to 5.0% of our common stock outstanding estimated by us to be outstanding upon completion of the 2010 Rights Offering, and (c) may receive annual bonuses at the sole discretion of the Board. If Mr. Raykov’s employment terminates due to a change of control of Fennec, any then remaining unvested shares under his options shall immediately vest and be fully exercisable. If Mr. Raykov is dismissed from employment by us for any reason other than “cause,” we are obligated to pay Mr. Raykov severance compensation equal to twelve months of salary. The initial term of the agreement was for one year and the agreement automatically extends for additional one-year periods unless terminated by either party in accordance with the agreement. In the employment agreement of Mr. Raykov “cause” is generally defined as (1) material breach of the terms of the employment or intellectual property agreements; (2) failure to perform the duties inherent in Employee’s position in good faith and in a reasonable and appropriate manner; or (3) acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business.

Krysia Lynes

Ms. Lynes came to Fennec as an independent contractor in January 2010 and is the interim Chief Financial Officer. She has over 15 years of experience in accounting and cost management. Currently she manages her own consulting company. Prior positions include Production Leader for Case Canada, Staff Accountant for the Wade Group, General Manager for Pneu-Hyd Industries, Controller for Moncure Plywood, and Senior Analyst for BCBNC. Krysia received a MBA from McMaster University and a BASc in Chemical Engineering from the University of Toronto. She holds Master Certificate in Six Sigma Black Belt and Lean Six Sigma from Villanova University and CA, CPA designation from the Canadian Institute of Chartered Accountants.

In addition to his employment agreement, Mr. Raykov, is a party to a confidentiality and intellectual property agreement with us. Ms. Lynes also has a confidentiality and intellectual property agreement as part of her independent contractor agreement.

Equity Grants, Exercises and Holdings

The following table sets forth information concerning the number and value of unexercised options held by each Named Executive Officer as of December 31, 2014. All executive awards vest and are exercisable immediately.

Outstanding Equity Awards at December 31, 20141

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)		Option Expiration Date
Rostislav Raykov	25,000	—	USD$	2.69	12/31/2021
	83,333	—	USD$	1.59	01/24/2021
	16,666	—	USD$	0.72	08/23/2020
	50,000	—	USD$	1.05	11/20/2019
	17,050	—	CAD$	1.89	08/19/2018
	323,961	—	CAD$	2.43	08/18/2017
Krysia Lynes	10,000	—	USD$	1.59	01/24/2021
	16,666	—	USD$	0.72	08/23/2020
	3,333	—	USD$	1.05	11/20/2019
	8,333	—	USD$	0.60	04/04/2019
	1,000	—	USD$	1.50	11/18/2018
	784	—	USD$	1.89	08/18/2018
	321	—	CAD$	2.43	05/18/2018
	3,342	—	CAD$	1.62	04/04/2018
	740	—	CAD$	1.89	11/19/2017

(1)	The current Stock Option Plan provides for grants denominated in US and Canadian dollars.

Termination Benefits

In the event of his termination with us other than for cause, we will pay Rostislav Raykov $180,000 severance.

Compensation of Directors

Director Compensation Table

The following table summarizes the compensation earned by or paid to the Company's non-executive directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Mr. Haigh	8,000	—	334,900	(3)	—	—	—	$342,900
Dr. Islam	8,500	—	334,900	(3)	—	—	—	$343,400
Mr. Rallis	15,500	—	56,897	(2)	—	—	—	$72,397
Mr. Skolsky	12,500	—	51,897	(2)	—	—	—	$64,397

(1) Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2) Dollar value amounts are based on individual grants of 3,144 options on January 24, 2014, 4,329 options on April 24, 2014, 1,389 options on May 15, 2014, 1,960 options on November 7, 2014 and 10,000 options on December 31, 2014 at an exercise price per common share of $1.59, $2.31, $3.60, $2.55 and $2.69, respectively, to both Chris Rallis and Steve Skolsky. Mr. Rallis received an additional grant of 1,792 options on August 4, 2014 at an exercise price per common share of $2.79. All options vested in full on the date of grant. All options expire 7 years from the date of grant.

(3) Dollar value amounts are based on individual grants of 133,332 options on April 24, 2014 and 10,000 options on December 31, 2014 at an exercise price per common share of $2.31 and $2.69, respectively. Options issued on April 24, 2014, to Mr. Haigh and Dr. Islam shall vest: (i) as to 66,666 common shares, on the date of grant; and (ii) as to 66,666 common shares, upon and subject to the Company obtaining Pediatric Use Marketing Authorisations (“PUMA”) for STS in the EU, provided that they then remain on our Board of Directors at the time of such approval and that they have played a vital or precipitating part in obtaining such EU orphan drug designation, as reasonably determined by our non-interested Board members. If the vesting conditions referred to in (ii) above have not occurred by December 31, 2017, the option to acquire the 66,666 common shares referred to in (ii) above shall be terminated and of no further force or effect. Expense associated with the option to acquire the 66,666 common shares referred to in (ii) above shall be recognized when the vesting conditions have been met. All options, whether fully vested or not, expire 7 years from the date of grant.

The annual compensation considerations for non-executive directors also include the awarding of stock options. We believe that granting of options to the non-executive directors serves three primary purposes: (1) to recognize the significant time and effort commitments during the past year; (2) to provide long-term incentives for future efforts since the value of the options is directly dependent on the market valuation of the Company; and (3) to retain quality individuals. When determining whether and how many new option grants will be made, the Compensation Committee takes into account the amount and terms of any outstanding options. Fennec does not require its non-executive directors to own a specific amount of common stock.

Each of Chris A. Rallis and Steven D. Skolsky has entered into an Independent Director Agreement with the Company, dated as of August 25, 2011, which provides for (i) cash compensation in the form of $2,000 per board meeting attended, and (ii) non-cash compensation in the form of a grant of options to purchase shares of the Company’s common stock having an aggregate value equal to $5,000 (with price per share and exercise price based on the value of the Company’s common stock as of the date of grant) per board meeting attended. The options immediately vest when granted and are otherwise subject to the terms and conditions of the Company’s Stock Option Plan, as amended. The Independent Director Agreements also provide for the reimbursement of such director’s reasonable travel and related expenses incurred in the course of attending board meetings.

Each of Adrian Haigh and Khalid Islam has entered into an Independent Director Agreement with the Company, dated as of April 25, 2014, which provides for (i) cash compensation in the form of USD$2,000 for each meeting of the Board attended and USD$500 for each committee meeting attended (other than committee meeting held before or after a Board meeting held on the same day), and (ii) non-cash compensation in the form of a grant of options to purchase 133,000 shares of the Company’s common stock. Such options shall vest: (i) as to 66,666 common shares, on the grant date; and (ii) as to 66,666 common shares, upon and subject to the Company obtaining PUMA for STS in the EU, provided they then remain on the Board at the time of such approval and that they have played a vital or precipitating part in obtaining such EU orphan drug designation, as reasonably determined by non-interested Board members. If the vesting conditions referred to in (ii) above have not occurred by December 31, 2017, the option to acquire the 66,666 common shares referred to in (ii) above shall be terminated and of no further force or effect. The Independent Director Agreements also provide for the reimbursement of such director’s reasonable travel and related expenses incurred in the course of attending board meetings.

In 2015, fees payable to the non-executive directors was increased to $2,500 per board meeting attended, with all other conditions set forth above remaining the same.

OTHER INFORMATION REGARDING MANAGEMENT

Stock Option Plan

The Amended and Restated Stock Option Plan last ratified by Shareholders on June 18, 2013 was adopted to develop the interest and incentive of eligible employees, directors and other service providers of the Corporation in the Corporation's growth and development by giving eligible Participants (as defined below) an opportunity to purchase Common Shares on a favourable basis, thereby advancing the interests of the Corporation, enhancing the value of the Common Shares for the benefit of all Shareholders and increasing the ability of the Corporation to attract and retain skilled and motivated individuals in the service of the Corporation. The maximum number of Common Shares that may be issued under the Stock Option Plan is a rolling maximum equal to 25% of the issued and outstanding Common Shares from time to time (as of April 23, 2015, this maximum percentage equals 2,654,883 Common Shares). As of April 23, 2015 options for an aggregate of 2,387,448 Common Shares have been granted and remain issued and outstanding under the Stock Option Plan (representing approximately 22.48% of the currently issued and outstanding Common Shares), options for 153,655 Common Shares have been exercised under the Stock Option Plan (representing approximately 1.4% of the currently issued and outstanding Common Shares) since June 18, 2013, and the Stock Option Plan has 267,435 unallocated options (representing approximately 2.2% of the currently issued and outstanding Common Shares).

Within the above aggregate limit of 25% of the issued and the issued and outstanding Common Shares from time to time, the Stock Option Plan contains no limits on the number or percentage of such options that may be granted to insiders of the Corporation or to any one person. The Board currently has the right, in its sole discretion, to alter, amend or discontinue the Stock Option Plan from time to time and at any time. However, no such amendment or discontinuation may alter or impair the rights or increase the obligations under the Stock Option Plan of Participants without the consent of the Participants. Further, any amendment to the Stock Option Plan is subject to prior regulatory approval. The Stock Option Plan’s amending procedures explicitly provide that shareholder approval is not required to implement any amendments, save and except for amendments related to (i) the maximum number of Common Shares or any other shares of the Corporation which are reserved for issuance under the Stock Option Plan (and under any other share compensation arrangement of the Corporation); (ii) a reduction in the exercise price for options held by insiders; and (iii) an extension to the term of options held by insiders. Examples of the amendments that may be made by the Board without shareholder approval include, without limitation, amendments related to (a) the vesting provisions of the Stock Option Plan or any option granted under the Stock Option Plan, (b) the early termination provisions of the Stock Option Plan or any option granted under the Stock Option Plan, (c) the addition of any form of financial assistance by the Corporation for the acquisition by all or certain categories of Participants, and the subsequent amendment of any such provision which is more favourable to such Participants, (d) the addition or modification of a cashless exercise feature, payable in cash or Common shares, which provides for a full deduction of the number of underlying Common Shares from the Stock Option Plan reserve, (e) changing the maximum percentage of Common Shares which are reserved for issuance under the Stock Option Plan to a maximum number of Common Shares not exceeding the number of Common Shares which then represents the maximum percentage previously approved by the Corporation’s security holders; (f) the suspension or termination under applicable laws (including, without limitation, the rules, regulations and policies of the TSX); and/or (g) general housekeeping matters.

Participation in the Stock Option Plan shall be limited to directors, employees and service providers who are designated from time to time by the Compensation Committee (each, a “Participant”). Board nominees or other associates or affiliates of the Corporation’s largest shareholder, Southpoint Capital Advisors, are not eligible to participate in the Stock Option Plan. Subject to the terms of the Stock Option Plan, the Compensation Committee determines the Participants designated to participate in the Stock Option Plan, the number of Common Shares such Participant is entitled to purchase and the price at which the Common Shares may be purchased and the applicable vesting period. The option price at which the Common Shares may be purchased under the Stock Option Plan is the fair market value of the Common Shares of the Corporation at the time of grant, which under the Stock Option Plan is the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of grant (if the Common Shares are then listed on the TSX).

Options granted under the Stock Option Plan must be exercised within a period of seven (7) years from the date of grant, failing which the Participant's right to purchase such Common Shares lapses. The Stock Option Plan provides that should the expiry date of any vested stock option of a Stock Option Plan participant fall on, or within nine (9) trading days immediately following, a Black-Out Period, the expiry date of such a vested stock option will automatically be the date that is ten (10) trading days from the date the relevant Black-Out Period ends. Unless otherwise determined by the Compensation Committee and specifically set forth in the stock option agreement executed by the Participant, options vest and may be exercised by the Participant as to one-third on each of the first, second and third anniversaries of the date of grant. The Compensation Committee may, however, in its sole discretion by written notice to any Participant, accelerate the vesting of all or any of the options of a Participant. The Participant's rights under the options granted under the Stock Option Plan are not assignable or transferable by the Participant. The Corporation does not currently have any arrangements in place for financial assistance to facilitate the purchase of securities by Participants under the Stock Option Plan.

A Participant’s right to exercise options ceases following any of the following events (each of which, a “Participant Termination Date”): (i) if an employee, such Participant’s employment with the Corporation or any of its subsidiaries is terminated for any reason; (ii) if a director, such Participant ceases to be a director on the Board for any reason; or (iii) if a service provider, such Participant ceases to provide services to the Corporation. In such case, the Participant, or the Participant's legal representative, as the case may be, may only exercise such options that are then vested any time prior to the earlier of: the original expiry date of such option, or within 30 days of the Participant Termination Date, or if specifically approved by the Board, such later date which may not be more than three (3) years following the Participant Termination Date.

For U.S. federal income tax purposes, an optionee who is granted an incentive stock option under the Stock Option Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option's exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. Fennec will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares. Options that do not qualify as incentive stock options under the Stock Option Plan are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. Fennec will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Directors’ and Officers’ Liability Insurance

Fennec has liability insurance for its directors and officers. The aggregate annual premium for that insurance is approximately $68,000 no part of which is payable by the directors and officers of the Corporation. The insurance coverage under the policy for each loss is limited to an annual aggregate of $5,000,000 for each policy year. The policy is subject to a $250,000 retention for any non securities claim, $500,000 for securities claims and $1,500,000 for merger objection suits and there shall be no retention for any non-indemnifiable claim(s) made against a director or officer.

Indebtedness of Directors and Executive Officers

Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits Fennec from making or arranging an extension of credit to its directors or executive officers in the form of a personal loan.

No individual, who is or was a director, executive officer or employee of Fennec, nor any proposed nominee for election as a director of Fennec, nor any associate of any one of them:

(i)	is or, at any time since the beginning of Fennec’s most recent completed financial period, has been indebted to Fennec or any of its subsidiaries; or

(ii)	was indebted to another entity, which indebtedness is, or was at any time during Fennec’s most recent completed financial period, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Fennec or any of its subsidiaries.

Interest of Informed Persons in Material Transactions

In accordance with the BCBCA and our articles, directors who have a material interest in any person who is a party to a material contract or a proposed material contract with Fennec are required to disclose that interest and abstain from voting on any resolution to approve that contract.

To the knowledge of Fennec, except as disclosed below, no informed person or proposed nominee for election as a director of Fennec and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of Fennec’s last completed financial period or in any proposed transaction which has materially affected or would materially affect Fennec or any of its subsidiaries.

In accordance with regulations of the SEC, Fennec must disclose in this Circular any transaction or series of transactions in Fennec’s last two completed fiscal years to which Fennec was a party and in which any director or executive officer of Fennec, or any of their immediate family members had a direct or indirect material interest, if the amount involved exceeds the lesser of $120,000 or one (1) percent of the average of the Company’s total assets at year end for the last two completed fiscal years (a “Related Party Transaction”).

Performance Graph

The following line graph compares the percentage change, from December 31, 2009 to December 31, 2014, in cumulative total shareholder return for $100 (CAD$ for TSX and US$ for AMEX) invested in our common stock with cumulative total return of the AMEX Composite, the AMEX Biotechnology Index and the S&P/TSX Composite Total Return Index.

Equity Compensation Plan Information

The following table provides certain information with respect to securities authorized for issuance under equity incentive plans as of December 31, 2014 (share and option numbers expressed in thousands):

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options warrants and rights (*)	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans	1,072	USD$	1.77	238
approved by security holders	1,338	CAD$	2.38

Total	2,410		-	238

* The Company’s current stock option plans allow for the issuance of stock options denominated in both U.S. dollars and Canadian dollars. This table presents the number and weighted-average exercise price of outstanding options by the currency associated with the original grants At December 31, 2014 we had 1,072 stock options denominated in U.S. dollars with a weighted-average exercise price of $1.77 and 1,338 stock options denominated in CAD dollars with a weighted-average exercise price of CAD$2.38. At December 31, 2014, we had 238 stock options available for future issuance.

REPORT ON CORPORATE GOVERNANCE

Fennec believes that good corporate governance is important to ensure that Fennec is managed for the long-term benefit of its shareholders. In connection with Fennec’s commitment to comply with the standards of applicable securities legislation, Fennec has continued to review Fennec’s corporate governance practices and policies and has compared them to developing practices and regulation in Canada and the United States. In particular, Fennec has considered developing rules and guidelines for corporate governance practices and policies, and related disclosures, promulgated by the Canadian Securities Administrators, the SEC as well as the Sarbanes-Oxley Act of 2002.

In February 2004, Fennec’s Board adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics applicable to all officers, directors and employees of Fennec. The Board also (i) restated the charter of the Audit Committee, (ii) established a separate Governance Committee and adopted a written charter for the committee, (iii) restated the charter of the Compensation Committee, and (iv) appointed a Lead Independent Director. Since David Lieberman, an independent director, resigned in August 2013 as Chair of the Board, no separate Lead Independent Director has been appointed. It is anticipated that, following the Meeting, one of the independent directors will be appointed as Lead Independent Director. Each of the various committee charters and other corporate governance documents are regularly reviewed with a view to determining if any updates are necessary or advisable.

Set out below is a description of certain corporate governance practices of the Corporation.

Shareholder Communications

Shareholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them care of the Chief Executive at our principal executive offices. Such communication will be forwarded to the intended recipient(s). Fennec currently does not intend to have the Chief Executive screen this correspondence, but it may change this policy if directed by the Board due to the nature or volume of the correspondence.

Board of Directors

The Board of Directors is composed of a majority of independent directors. The Board applies the definition of independence found in the rules of the SEC and in Canadian National Instrument 58-101 and National Policy 58-201. The Board has determined that four of the current five directors are “independent”, being Messrs. Rallis, Skolsky, Haigh and Islam. Only one director has a material relationships with the Corporation and are therefore is not independent. Mr. Raykov, Chief Executive Officer of the Corporation is considered to have a material relationship with the Corporation by virtue of his executive officer position. Fennec is of the view that the composition of its Board reflects a diversity of background and experience that are important for effective corporate governance. Other directorships held by Board members are described in this Circular under the heading “Ordinary Matters – Election of Directors.”

During the financial year ended December 31, 2014, the Board devoted a portion of six meetings to discuss in the absence of directors who are not “independent,” and certain of the Committees also conducted executive sessions where all participants were independent directors. In order to facilitate open and candid discussion among its independent directors, the Corporate Governance Guidelines provide that independent directors should meet at least annually without the presence of management or non-independent directors, that the Chairman or Lead Independent Director is authorized to call additional meetings of the independent directors and that the Chairman or Lead Independent Director is authorized to act as the presiding director at such meetings and to develop the agenda for such meetings. In addition, each Board member is free to suggest the inclusion of items on any Board or Committee meeting agenda and suggest pre-meeting materials to either the Chair of the Board or the Lead Independent Director. At any meeting of the Board, each Board member is also free to raise subjects that are not on the agenda for that meeting. Furthermore, each Board committee, the Chairman and the Lead Independent Director, on behalf of the independent directors as a group, have the authority to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment, without the need to obtain the prior approval of any officer of the Corporation. The Chief Financial Officer of the Corporation will arrange for payment of the invoices of any such third party.

Directors’ Attendance

For the fiscal year ended December 31, 2014, the Board met on six occasions, the Audit Committee met on four occasions, the Compensation Committee met on two occasions, and the Governance Committee met on two occasions.

The following table sets forth the attendance of directors at meetings of the Board, the Audit Committee, the Compensation Committee and the Governance Committee.

Director	Attendance at Board Meetings	Committees	Attendance at Committee Meetings

Adrian Haigh	4/4	Audit Committee, Governance Committee	3/3

Khalid Islam	4/4	Compensation Committee, Governance Committee	2/2

Chris A. Rallis	6/6	Audit Committee, Compensation Committee	7/7

Steven D. Skolsky	6/6	Audit Committee, Governance Committee, Compensation Committee	8/8
Rostislav Raykov	6/6	None	N/A

The Board expects management to be responsible for the day-to-day operations of and to implement the approved strategic business plan within the context of authorized budgets and corporate policies and procedures. Management is expected to report regularly to the Board in a comprehensive, accurate, and timely fashion on Fennec’s business and affairs.

Fennec does not have a formal written policy regarding attendance of Board members at annual meetings of the shareholders. Fennec, however, strongly encourages all directors to attend such meetings.

Mandate of the Board of Directors

The Board has the overall responsibility for the strategic planning and general management of Fennec’s business and affairs. In fulfilling its responsibilities, the Board is responsible for, among other things:

•	adoption of a strategic plan;
•	approval of the annual operating and capital expenditure budgets;
•	identification of the principal risks of the business and ensuring the implementation of the appropriate systems to manage these risks;
•	succession planning, including appointing and monitoring senior management;
•	adoption of a communications policy;

•	approval of acquisitions, dispositions, investments and financings that exceed certain prescribed limits;
•	integrity of the internal control and management information systems; and
•	development of clear position descriptions for directors, including the Chair of the Board, the Chair of each Board committee and, together with the CEO, a clear position description for the CEO.

The Board discharges its responsibilities directly and through committees that have specific areas of responsibility. The frequency of Board meetings and the nature of items discussed during the meetings depend on the opportunities or risks that Fennec faces. The Board, directly and through its committees, has adopted a process whereby it assesses the risk factors that must be identified and managed to ensure Fennec’s long-term viability.

The Board mandate generally describes the Board’s expectation of management and provides a list of specific matters for which management must obtain Board approval prior to implementation. The Board mandate also provides that the Board annually establish performance objectives for the CEO, which responsibility has been delegated to the Compensation Committee. In addition, the Board receives regular updates from management concerning the Corporation’s progress toward achieving corporate goals. The Board has also delegated to the Compensation Committee responsibility for evaluating the CEO’s compensation, which evaluation includes review of the CEO’s performance against annual performance objectives for the year and input from the Chairman, Lead Independent Director as well as other directors.

The Board Mandate is attached as Schedule “A” to this Circular.

Position Descriptions

The Board Mandate and the Governance Committee Charter provide that the Board is responsible for the development of clear position descriptions for directors, including the Chair of the Board and the chair of each board committee; and, together with the Chief Executive Officer, a clear position description for the Chief Executive Officer, which includes delineating management’s responsibilities.

Board Leadership Structure

Our Chief Executive Officer acts as the Chairman of the Board. The Board determined that in the best interest of the Company the most effective leadership structure at this time is not to separate the roles of Chairman and Chief Executive Officer. A combined structure provides the Company with a single leader who represents the Company to our shareholders, regulators, business partners and other stakeholders. Should the Board conclude otherwise, the Board will separate the roles and appoint an independent Chairman.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing the identification and management of our principal risks. The Board of Directors regularly receives reports from senior management on areas of material risk to our Company, including our credit, liquidity, operational, legal and regulatory risks. In carrying out its responsibilities under its charter, the Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also meets periodically with management to discuss policies with respect to risk assessment and risk management. In addition, the Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Ethical Business Conduct

In February 2004, Fennec’s Board adopted a Mandate of the Board of Directors, Corporate Governance Guidelines and a Code of Business Conduct and Ethics (the “Code”) applicable to all officers, directors and employees of Fennec. You can access the Code in the corporate governance section of Fennec’s website at www.fennecpharma.com. Fennec undertakes to provide any person without charge, upon request, a copy of such code by writing to attn: Code of Ethics Request, Fennec Pharmaceuticals Inc., 68 TW Alexander Drive, PO Box 13628, Research Triangle Park, North Carolina 27709. Fennec is committed to adhering to applicable legal requirements and maintaining the highest standards of conduct and integrity. The Code is intended to promote those goals in conjunction with the Corporation’s Insider Trading Policy, Disclosure Policy and Audit Committee Complaint Procedures. The Code sets out the legal and ethical standards of conduct for personnel of Fennec and addresses topics such as: reporting obligations and procedures; honest and ethical conduct and conflicts of interest; compliance with applicable laws and Corporation policies and procedures; confidentiality of corporate information; use of corporate assets and opportunities; public disclosure and books and records; and non-retaliation. The Board is not aware of any conduct of a director or officer that constitutes a departure from the Code and, as a result, since the beginning of Fennec’s fiscal year ended December 31, 2014, there have been no material change reports filed that pertain to such a departure.

The Code provides that the Governance Committee shall monitor and periodically evaluate compliance with the Code and its application to the Corporation’s business. In addition, the Code sets out the procedures adopted by the Audit Committee for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting control, or auditing matters. In each case, the Code provides that the Corporation will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern in good faith, whether or not the information is ultimately proven to be correct, or who cooperates in any investigation or inquiry thereof.

In order to ensure independent judgment in considering transactions or agreements in which a director or officer has a material interest, the Code contains a process that must be followed regarding the disclosure, consultation and approval of transactions involving potential conflicts of interest. As a first step, officers and directors must disclose such matters to the Chief Executive Officer and to the Chair or any other disinterested member of the Governance Committee charged with reviewing conflicts of interest. The Board has adopted rules for what activities constitute conflicts of interest and potential conflicts of interest, as well as procedures for determining whether a relationship or transaction constitutes a conflict of interest, the current versions of which are attached as appendices to the Code. Following disclosure, any officer or director must avoid or terminate any activity that involves an actual or reasonably apparent conflict of interest unless it is determined at the appropriate level that the activity is not a conflict of interest or is otherwise not harmful to the Corporation or improper. Disinterested members of the Governance Committee shall make any such determination.

In accordance with the BCBCA and our articles, directors who have a material interest in any person who is a party to a material contract or a proposed material contract with us are required to disclose that interest and abstain from voting on any resolution to approve that contract. In addition, no director, director nominee or officer may enter into any transaction or relationship that is disclosable by such person or the Corporation pursuant to the BCBCA or by the Corporation pursuant to SEC rules without the prior approval of the disinterested members of the Governance Committees, and no such person may directly or indirectly approve, or represent the Corporation or the other party in arranging, the terms of any transaction between the Corporation and a party with which he/she has any relationship of a type that is disclosable by such person or the Corporation pursuant to the BCBCA or by the Corporation pursuant to SEC rules. All transactions between the Corporation and a party with which a director, officer or employee has such a relationship shall be on an arm’s length basis.

Orientation and Continuing Education

Responsibility for the oversight of orientation for new directors and continuing education programs for all directors with respect to the Corporation’s business and financial matters, corporate governance and other appropriate subjects is assigned to the Governance Committee under its charter. In this regard, the Governance Committee’s duties include ensuring the adequacy of the orientation and education program for new members of the Board.

The Governance Committee is also responsible for arranging continuing education for directors in order to ensure that directors maintain the skill and knowledge necessary to meet their obligations as directors. Given the Corporation’s limited resources, to date, no formal external continuing education programs have been sponsored by the Corporation but members of the Board are free to attend such programs as they determine necessary and in the Corporation’s best interest. The Corporation also provides directors with the opportunity to meet with senior management of the Corporation, including the Chief Financial Officer and the General Counsel, as well as external advisors, at any time and such personnel and advisers are regularly invited to present at Board meetings or in connection with Board retreats to provide updates in legal, accounting, governance and other business developments. Some meetings are held at the Corporation’s premises, allowing directors the opportunity to gain additional insight into the Corporation’s operations. In addition, analyst reports and other information relating to the Corporation’s business and the industry in which it operates are presented at Board meetings and strategy sessions and industry-related articles of interest are distributed to Board members from time to time. Pursuant to each Committee charter, directors are permitted to obtain advice and assistance from internal or external advisors, including for the purposes of continuing education and developments relevant to board responsibilities.

Nomination of Directors

The Board does not have a nominating committee. Nominations to the Board are largely the result of recruitment efforts of the Chairman of the Board. Potential nominees are discussed with the Board as a whole. The Board feels that the current approach is appropriate. The full Board of Directors assumed the functions of a nominating committee. The Board of Directors believes that such action was appropriate because it believes that, in doing so, it gains access to the expertise and insight of its management and non-independent directors on the operations of the Company as they relate to an evaluation of a director candidate. The final determination to nominate a candidate is made by our independent directors, acting separately. The Board has not adopted a formal charter regarding the nominations process; but has adopted resolutions formalizing the nominations process.

The Chairman of the Board has the ongoing responsibility of assessing the effectiveness of the Board as a whole, the committees of the Board and the contribution of individual directors. Evaluation criteria include such factors as the attendance record of individual Board members and the effectiveness of their participation at Board meetings. Annually, the Chairman of the Board prepares and approves the list of nominees to be presented at the Annual Meetings of the Shareholders.

Term Limits

The Company has not adopted term limits for directors of the Company. The Board believes that the need to have experienced directors who are familiar with the business of the Company must be balanced with the need for renewal, fresh perspectives and a healthy skepticism when assessing management and its recommendations. In addition, as mentioned above the Board undertakes an assessment process that evaluates its effectiveness.

While term limits can help ensure the Board gains fresh perspective, imposing this restriction means the Board would lose the contributions of longer serving directors who have developed a deeper knowledge and understanding of the Company over time. The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and thereby provide an increasing contribution to the Board as a whole.

Board and Senior Management Diversity

The Company believes that an effectively functioning Board is critical to its success, and that its Board must have the flexibility to adopt director election and composition practices that suit its unique needs and circumstances. The Company seeks the most qualified persons, regardless of gender or other characteristics unrelated to expertise and performance. Accordingly, the Company does not have written policies or set targets with respect to representation of women on the Board or as members of its senior management team. Such policies, while well intended, may create arbitrary and technical impediments to the selection of the most qualified persons. This approach enables the Company to make decisions regarding the composition of its Board and senior management team based on what is in the best interests of the Company and its shareholders. The Company has one female executive officer and there are no women on the Board.

Compensation

The Board is responsible for establishing director and executive officer compensation and reviews such compensation at least as often as annually. The Board believes that directors should be fairly compensated for undertaking the responsibilities associated with serving as a director. At the same time, director compensation should be consistent with market practices generally. The Board delegates to the Compensation Committee responsibility for periodically assessing market practices for director and executive officer compensation. In addition, the Compensation Committee evaluates director compensation in the context of evaluating director recruitment and retention.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is currently composed entirely of independent directors: Mr. Skolsky (Chair), Mr. Rallis and Dr. Islam. The Compensation Committee held two meetings in the fiscal year ending December 31, 2014.

In addition to director compensation, the Compensation Committee of the Board determines the compensation to be paid to Fennec’s executive officers and periodically reviews Fennec’s compensation structure to ensure that Fennec continues to attract and retain qualified and experienced individuals to Fennec’s management team and motivate these individuals to perform to the best of their ability and in Fennec’s best interests. Among other things, the Compensation Committee considers compensation levels of comparable positions in similarly sized organizations in the biotechnology industry. The Compensation Committee also administers the Stock Option Plan and approves new stock option grants.

Other Board Committees

The Board has created audit, compensation, and governance committees to ensure that the Board functions independently of management. It is also customary practice for directors (i) to regularly receive detailed information describing Fennec’s performance, and (ii) when necessary, to speak directly with management regarding additional information required on particular matters of interest. Moreover, directors have access to information independent of management through Fennec’s external auditors.

Audit Committee

On behalf of the Board, the Audit Committee of the Board retains, oversees and evaluates Fennec’s independent auditors, reviews the financial reports and other financial information provided by Fennec, including audited financial statements, and discusses the adequacy of disclosure with management and the auditors. The Audit Committee also reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The Audit Committee is also responsible for reviewing Fennec’s internal controls over financial reporting and disclosure.

The Audit Committee operates under a written charter adopted by the Board. Multilateral Instrument 52-110 – Audit Committees requires certain disclosures be cross-referenced with respect to the Audit Committee when soliciting proxies from Shareholders for the purpose of electing directors. The Corporation is relying on the exemption found in Part 7 of the Multilateral Instrument applicable to U.S. Listed Issuers. The Audit Committee met four times during the fiscal year ended December 31, 2014. As required by the rules of the SEC and Canadian securities laws, the Audit Committee is composed entirely of independent directors, each of whom the Board has determined is “financially literate” for purposes of the applicable laws: Mr. Rallis (Chair), Mr. Skolsky and Mr. Haigh. In addition, the Board has determined that Mr. Rallis qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Audit Committee Report

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from Deloitte LLP required by the Independence Standards Board Standard No. 1, and has discussed their independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on March 31, 2015.

Deloitte LLP served as our independent registered public accounting and audited our consolidated financial statements for the year ended December 31, 2014. Though the Audit Committee does not have formal pre-approval policies and procedures in place, it has pre-approved all of the services performed by Deloitte LLP as discussed below, as required by SEC regulation.

Audit Fees

The following table presents the aggregate fees for professional services and other services rendered by our independent auditors, Deloitte LLP in fiscal year 2013 and 2012 (in US dollars):

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	88,953	100,500
Audit-Related Fees (2)	-	-
Tax Fees (3)	8,570	15,000
All Other Fees (4)	-	-
Total	$97,523	$115,500

(1)	Audit Fees include fees for the standard audit work that needs to be performed each year in order to issue an opinion on the consolidated financial statements of the Company and to issue reports on the local statutory and regulatory financial statements. It also includes fees for services that can only be provided by the Company’s auditor such as auditing of non-recurring transactions.
(2)	Audit-Related Fees This category includes assurance and related services that are reasonably related to the performance of the audit or review and are traditionally performed by the independent accountant. These services likely include but are not limited to: employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, special assignments related to internal control reviews, and attest services related to financial reporting that are not required by statute or regulation.
(3)	Tax Fees include fees for periodic tax consultations and compliance services in various local, regional and national tax jurisdictions.
(4)	All Other Fees include fees for products and services other than Audit Fees, Audit Related Fees and Tax Fees.

The Audit Committee does not have formal pre-approval policies and procedures, however, prior to the engagement by the registrant, the Audit Committee approved all of the services performed by Deloitte LLP as required by SEC regulation.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Chris A. Rallis, Chair
Steven D. Skolsky
Adrian J. Haigh

Governance Committee

The Governance Committee of the Board develops, recommends and oversees the effectiveness of Fennec’s corporate governance guidelines. In addition, the Governance Committee oversees the orientation and education of directors and the process of evaluating the Board and its committees.

The Governance Committee of the Board is charged with nominating activities, including determining desired Board skills and attributes for directors, conducting appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates, and recommending director nominees for approval by the Board or the Shareholders.

The Governance Committee is currently composed two independent directors: Dr. Islam (Chair), Mr. Skolsky and Mr. Haigh. The Governance Committee held two meetings in the fiscal year ended December 31, 2014.

Retention of Outside Advisors

Fennec’s Corporate Governance Guidelines provide that the Board, each Board committee, the Chairman and the Lead Independent Director, on behalf of the independent directors as a group, shall have the authority to hire legal, accounting, financial or other advisors as they may deem necessary in their best judgment, without the need to obtain the prior approval of any officer of the Corporation. The Corporation will arrange for payment of the invoices of any such third party.

Section 16(a) Beneficial Ownership Reporting Compliance

We currently do not have any securities registered under Section 12 of the Exchange Act, as amended. Accordingly, our directors, officers, and stockholders beneficially owning more than 10% of our common stock are not required to comply with the reporting requirements of Section 16(a) of the Exchange Act.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

The BCBCA permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. Shareholders having proposals that they desire to present at the next year’s annual meeting of shareholders should, if they desire that such proposals be included in the Corporation’s proxy circular relating to such meeting, submit such proposals in time to be received by Fennec not later than February 28, 2016. To be so included, all such submissions must comply with the requirements of the SEC’s Rule 14a-8 and you should pay close attention to that rule. Proposals should be mailed to the Secretary at Fennec Pharmaceuticals Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC 27709.

ADDITIONAL INFORMATION

Financial information for the financial year ended December 31, 2014 is provided in the Corporation’s consolidated financial statements and management’s discussion and analysis (“MD&A”), which are included in the Annual Report. Security holders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should complete the appropriate sections of the proxy or contact the undersigned at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina 27709.

The Corporation’s Annual Report on Form 10-K for the fiscal period ended December 31, 2014 (including the consolidated financial statements and MD&A) and other information relating to the Corporation is available on SEDAR at www.sedar.com and at www.sec.gov.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Circular and its sending to Shareholders have been approved by the Board of Directors.

DATED at Research Triangle Park, North Carolina this 23rd day of April, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

Rostislav Raykov
Chief Executive Officer, Chairman of the Board

SCHEDULE “A”

FENNEC PHARMACEUTICALS INC.

Mandate of the Board of Directors

A.           Responsibilities

The Board of Directors (the “Board”) of Fennec Pharmaceuticals Inc. (the “Company”) is responsible for the stewardship of the Company. All directors shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board retains plenary authority and power to do all lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders of the Company or in some other manner. In carrying out its responsibilities, the Board of Directors (or the committees of the Board of Directors duly constituted by the Board of Directors to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall have the following specific responsibilities:

1.	the adoption of a corporate strategic plan that includes the periodic review and approval of business plans, which take into account, among other things, the opportunities and risks of the business;

2.	the identification of the principal risks of the Company’s business and ensuring the implementation of appropriate systems to manage these risks;

3.	the adoption of processes for succession planning, the periodic review of succession plans for key members of senior management, including the Chief Executive Officer (the “CEO”), and the appointment and training of, and monitoring the performance and compensation of senior management, including officers of the Company;

4.	the adoption of a communications policy and the periodic review of such policy;

5.	the establishment of adequate systems of internal controls and management information systems;

6.	the adoption of corporate governance guidelines or principles applicable to the Company, including with respect to: (i) the size and composition of the Board; (ii) the orientation of new directors; (iii) the provision of continuing education to directors; (iv) the compensation and tenure of directors; (v) the periodic assessment (at least annually) of the performance of the Board, its committees and directors, this Mandate, the Charter for each committee of the Board; and (vi) the position description(s) applicable to each individual director, as well as the competencies and skills each individual director is expected to bring to the Board;

7.	the oversight of the maintenance by management of practices and processes to ensure compliance with applicable laws and appropriate ethical standards, including the adoption by management of corporate policies and procedures and the adoption of a written code of business conduct and ethics applicable to directors, officers and employees of the Company containing standards that are reasonably designed to deter wrongdoing;

8.	to the extent feasible, satisfying itself as to the integrity of the CEO and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the Company;

9.	the submission of matters or questions requiring the approval of shareholders to the shareholders for approval;

10.	the approval of the submission to the shareholders of any amendment to the articles of the Company or the approval of any adoption, amendment or repeal of any articles or bylaws of the Company;

11.	the recommendation of candidates for election or appointment to the Board of Directors, including the review of nominations recommended by shareholders;

12.	the approval of the annual objectives of the Company and the Chief Executive Officer, and the assessment of the performance of the Company and the Chief Executive Officer against the approved objectives;

13.	the approval of an annual operating budget for the Company and its subsidiaries on a consolidated basis;

14.	the authorization of the issuance of securities of the Company as required in accordance with applicable laws;

15.	the declaration of dividends on shares of the Company or the approval of the purchase, redemption or other acquisition of shares issued by the Company as required in accordance with applicable laws;

16.	the oversight of the reliability and integrity of accounting principles and practices followed by management, financial statements and other financial reporting, and disclosure practices followed by management;

17.	the oversight of the qualifications and independence of the independent auditors of the Company and the approval of the terms of their audit and non-audit service engagements as required in accordance with applicable laws and the requirements of any stock exchanges on which the Company lists its securities and of securities regulatory authorities, as adopted or in force or amended from time to time, and the assessment of the performance of the independent auditors, the filling of a vacancy in the office of the independent auditor between shareholders' meetings, and the recommendation of the annual appointment or, if appropriate, the removal, of the independent auditors of the Company to the shareholders of the Company for their approval in accordance with applicable laws;

18.	the approval of the annual audited consolidated financial statements of the Company and, as required in accordance with applicable laws, the approval of the quarterly unaudited consolidated financial statements of the Company and overview of the accounting principles and practices followed by management;

19.	the approval of prospectuses, annual information forms, annual reports on Form 20-F, 40-F or 10-K or other applicable form, as the case may be, and proxy circulars and proxy statements sent to shareholders of the Company and the review of managements' discussion and analyses of financial condition and results of operations, and other material disclosure documents as determined by the Board of Directors from time to time;

20.	the establishment and periodic review of the Company’s measures for receiving feedback from security holders;

21.	the development of clear position descriptions for directors, including the Chair of the Board, a “Lead Independent Director” and the chair of each board committee; and, together with the CEO, a clear position description for the CEO, which includes delineating management’s responsibilities;

22.	the oversight of the management of environmental risks and practices, charitable activities and other social responsibility matters; and

23.	to the extent not otherwise referred to above, the review and approval of all proposed transactions and matters described below under the heading “B. Decisions Requiring Prior Approval of the Board”

and, where applicable, in accordance with the requirements of the Canada Business Corporations Act, the stock exchanges on which the Company lists its securities and securities regulatory authorities, as adopted or in force or amended from time to time.

In discharging its duties and responsibilities, the Board of Directors is expected to be fully diligent in its oversight to avoid fraud or abuse. Accordingly, the Board may conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors, at the expense of the Company, at such time or times and on such terms and conditions as the Board of Directors considers appropriate.

B.           Decisions Requiring Prior Approval of the Board

In addition to such other approvals as required by applicable law or the stock exchanges on which the Company lists its securities and securities regulatory authorities, the Board (or the committees of the Board duly constituted by the Board to the extent such delegation is permitted by law and is specifically made by the Board of Directors) shall review and approve:

1.	the strategic plan, financial plans and operating budget of the Company on at least an annual basis;

2.	the quarterly and annual financial statements of the Company;

3.	all material capital expenditures not part of the approved operating budget, all mergers and acquisitions, and all material investments and dispositions of the Company;

4.	all material borrowings and banking arrangements of the Company;

5.	all financing by the Company including the issuance of debt, equity and derivative instruments; for greater certainty, this includes the approval of all off-balance sheet financings by the Company or by special purpose entities or affiliates;

6.	the purchase and redemption of securities;

7.	any changes to the articles or by-laws of the Company;

8.	the hiring and, if necessary, the termination of the Chief Executive Officer;

9.	the compensation paid to senior management and directors, including the issuance of stock options and non – arms length consulting arrangements;

10	any other material matters outside the ordinary course of the Company's business including all major strategic and policy decisions; and

11.	any other matter specified by the Board as requiring its approval.

C.	Expectations of Management.

The CEO, through the Senior management, is responsible for the day-to-day operations of the Company and for providing the Board, directly or through the Chair of the Board, the appropriate committee or the Lead Independent Director, with timely, complete and accurate information on such operations. The Board expects management to propose and, after Board approval, implement the Company's strategic plan and to be accountable for the Company's financial and competitive performance. The Board expects the Company's resources to be managed in a manner consistent with enhancing the value of the Company and with consideration for ethics and corporate social responsibility.

The Board may request that certain members of senior management attend all or any portion of a Board or committee meeting and may schedule presentations by managers who can provide additional insight based on their personal involvement in the matter or their particular expertise. Each director shall have complete access to any member of senior management. The Chief Financial Officer and the General Counsel of the Company shall each have access to meet separately with the Audit Committee and Governance Committee respectively, the Chairman and Lead Independent Director.

The Board may reasonably rely on the information provided to them by the Company’s senior management personnel and outside advisors and auditors.

D.	Measures for Receiving Shareholder Feedback

The Company has developed a Disclosure Policy to facilitate consistent disclosure practices aimed at informative, timely and broad dissemination of material information to the market in compliance with applicable securities laws and the rules and policies of any exchange on which the Company’s securities are listed. The Disclosure Policy Committee established under the Disclosure Policy is responsible for overseeing and monitoring communications with, and responses to inquiries from, both institutional and individual investors and the financial community consistent with the objectives of the Company’s Disclosure Policy.

Company spokespersons as appointed by the Disclosure Policy Committee from time to time are available to shareholders by telephone, fax and e-mail and the Company maintains up-to-date material of interest to shareholders and investors on the Company’s web site at www.Fennec.com.

E.	General.

The Board of Directors shall review and assess the adequacy of the mandate of the Board on an annual basis.

Nothing in this Mandate is intended, or may be construed, to impose on any member of the Board a standard of care or diligence that is in any way more onerous or extensive than the standard required by law.